Exhibit 99.1      Press Release


SYSTEMS EVOLUTION ACQUIRES CMS TECHNOLOGY SERVICES
REMOTE MANAGEMENT SERVICES ADDED TO SMB SOLUTIONS PRACTICE

STAFFORD, Texas, July 29, 2004 (PRIMEZONE) -- Systems Evolution Inc., (OTC BB:SEVI), an information technology services company, today announced that it has acquired CMS Technology Services, a San Antonio based IT and network support services company.

Mitch Sowards, Owner and General Manager of CMS, commented, "We are excited to become part of the Systems Evolution family. Joining SEVI brings access to greater resources, products, and services than we have been able to provide in the past. We look forward to serving more San Antonio customers as well as expanding the range of services we can offer to our existing customers. We think this is a unique opportunity to continue to build solid relationships and create mutual success between our customers and ourselves."

According to Systems Evolution CEO, Robert C. Rhodes, "The CMS acquisition adds Remote Management Services to not only the SMB solutions portfolio but also provides an IT support offering that transcends boundaries between SMB and Enterprise IT departments. As companies continue to strive for optimal performance in their IT infrastructure, the ability to provide proactive on-site and remote support services gives Systems Evolution the advantage to offer businesses with the IT stability necessary to compete."

Mr. Sowards will continue leading the San Antonio marketplace as Consulting Services Manager while expanding service delivery throughout the San Antonio-Austin corridor.

ABOUT SYSTEMS EVOLUTION INC.

Systems Evolution Inc., (OTC BB:SEVI), http://www.systemsevolution.com, founded in 1993, is an information technology services company focused on delivering outstanding value in the IT outsourcing and consultancy industry. The Company has been successful over the last decade adapting and implementing new technologies as they emerge, with a commitment to long-term customer and partner relationships. SEI focuses on providing value to its clients by helping them maintain, integrate, and extend their legacy systems, and plan for the future with strategic business technology, infrastructure, and application development.

ABOUT CMS TECHNOLOGY SERVICES

CMS, http://www.cmsts.com, has provided IT support services and technology products to small and medium-sized San Antonio businesses since 1983. CMS offers network infrastructure design, implementation, support, and management services for Microsoft and Novell business networks. CMS is a Certified Microsoft, Citrix, Symantec, and Novell Gold Partner.

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Safe Harbor Statement

The statements in this release relating to future product availability and positive direction are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, the future market price of SEVI common stock and the Company's ability to obtain necessary future financing.

Source:  Systems Evolution Inc.